Exhibit 4.18

Lease Agreement

Party A：Sigma Holdings (Hangzhou) Co., Ltd

Party B：Hangzhou Forasen Technology Co., Ltd

The following agreements are reached after friendly negotiation based on the reciprocal principle of both parties：

Article 1:

Party A leases the real estate located at RM 1804-1 Dikai Ginza, No.29 East Jiefang Road, Jianggan District, Hangzhou with a construction area of 93.5 square meters to Party B.

Article 2:

Parties B agrees that the real estate shall be leased for office use only.

Article 3:

The lease period is from February 15, 2022 to August 04, 2023.

Upon expiration of the lease term agreed herein, if Party B intends to renew the lease, it shall propose the renewal to Party A two months prior to the expiration date of the lease. If both parties agree upon the renewal of the lease, they shall conclude a contract separately.

If Party A or Party B intends to terminate the contract in advance, it shall notify the other party two months in advance.

Article 4:

The rent for the leased real estate is RMB 283,258.25 per year, RMB 8.3 per square meters per day. The rent shall be paid semi-annually.

Article 5:

Party A is responsible for the repair and maintenance of the real estate caused by non-artificial reasons during the lease term.

Any third party will be held liable for cause damages to the real estate and attached facilities.

Party B shall make proper use of the real estate.

Party B is responsible for the repair and maintenance of the real property caused by its own or affiliates.

Article 6:

Party B shall not sublet or exchange the leased real estate to a third party without the consent from Party A.

If Party B needs to sublet the premises during the sublease period due to special circumstances, Party B shall notify Party A in writing in advance and Party A shall obtain the written consent of the lessor according to the provisions of the lease contract.

Article 7:

Any matter not covered herein shall be agreed upon separately by both parties in the amendment of this agreement.

This agreement is made in duplicate with one copy held by each party with the same legal force.

Party A (Signature & Seal): /s/ Sigma Holdings (Hangzhou) Co., Ltd

Date: February 10, 2022

Party B (Signature & Seal): /s/ Hangzhou Forasen Technology Co., Ltd.

Date: February 10, 2022